Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of ECO2 Plastics Incorporated of our report dated March 30, 2007 on the consolidated financial statements of ECO2 Plastics Incorporated (fka Itec Environmental Group, Inc.), as of December 31, 2006 and for the years ended December 31, 2006 and 2005.

/s/ Salberg & Company, P.A.
SALBERG & COMPANY, P.A.
Boca Raton, Florida
January 15, 2008